Exhibit 10.2
EXECUTION COPY

$2,000,000,000

REVOLVING CREDIT AGREEMENT

dated as of December 1, 2009,

by and among

BLACKROCK, INC.,

as Borrower,

BARCLAYS BANK PLC,

as Lender

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,
as Administrative Agent,

and

BARCLAYS CAPITAL,
as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent

Table of Contents

- i -

- ii -

ARTICLE VIII

FINANCIAL COVENANTS

Section 8.1	Leverage Ratio	46

ARTICLE IX

NEGATIVE COVENANTS

Section 9.1	Limitations on Liens	47
Section 9.2	Limitations on Mergers and Liquidation	48
Section 9.3	Sale of All or Substantially All Assets	48
Section 9.4	Nature of Business	48

ARTICLE X

DEFAULT AND REMEDIES

Section 10.1	Events of Default	49
Section 10.2	Remedies	51
Section 10.3	Rights and Remedies Cumulative; Non-Waiver; etc.	51
Section 10.4	Crediting of Payments and Proceeds	52
Section 10.5	Administrative Agent May File Proofs of Claim	52

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1	Appointment and Authority	53
Section 11.2	Rights as a Lender	53
Section 11.3	Exculpatory Provisions	53
Section 11.4	Reliance by the Administrative Agent	54
Section 11.5	Delegation of Duties	55
Section 11.6	Resignation of Administrative Agent.	55
Section 11.7	Non-Reliance on Administrative Agent and Other Lenders	56
Section 11.8	No Other Duties, etc.	56

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EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption

SCHEDULES

Schedule 1.1	-	Commitments
Schedule 5.1(f)	-	ERISA Plans
Schedule 5.1(j)	-	Litigation
Schedule 9.1	-	Existing Liens

- iv -

CREDIT AGREEMENT, dated as of December 1, 2009, by and among BLACKROCK, INC., a Delaware corporation (the “Borrower”), BARCLAYS BANK PLC (the “Lender”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”) and BARCLAYS BANK PLC, as Administrative Agent for the Lenders, and BARCLAYS CAPITAL, as Sole Lead Arranger, Sole Lead Bookrunner and Syndication Agent.

STATEMENT OF PURPOSE

The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.  The proceeds of the borrowings hereunder are to be used to finance the Acquisition or to refinance Qualifying Commercial Paper.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means the acquisition of the Transferred Equity Interests by Borrower pursuant to the Stock Purchase Agreement, dated June 16, 2009, by and between Barclays Bank and Borrower.

“Administrative Agent” means Barclays Bank PLC, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than, with respect to the Borrower, a Subsidiary or Excluded Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt neither of the Existing Shareholders shall be treated as an Affiliate of the Borrower on the basis of its beneficial ownership of Capital Stock of the Borrower so long as such Existing Shareholder is subject to a stockholders agreement with the Borrower on substantially the same terms as the stockholders agreement to which it is a party as of the date of this Agreement.

“Agreement” means this Revolving Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Two Billion Dollars ($2,000,000,000.00).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means, for purposes of calculating (a) the applicable percentage for each of the Base Rate and the LIBOR Rate for purposes of Section 3.1(a) and (b) the commitment fee for purposes of Section 3.3(a):

	Debt	Applicable Percentage Per Annum
Level	Rating	Drawn Spread over LIBOR	Drawn Spread over Base Rate	Commitment Fee
I	≥ A1/A+	2.00%	0.00%	0.15%
II	=A2/A	2.125%	0.00%	0.175%
III	=A3/A-	2.375%	0.00%	0.20%
IV	≤ Baal/BBB+	3.00%	0.00%	0.375%

provided, that if S&P or Moody’s, as applicable, shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Debt Rating shall be deemed to be Level IV.  In the event that the Debt Ratings publicly announced by S&P and Moody’s listed above differ by (a) one Level, the Applicable Percentage shall be that Level which corresponds to the Debt Rating which is the higher of such announced Debt Ratings, and (b) two or more Levels, the Applicable Percentage shall be that Level which corresponds to the Debt Rating which is one rating immediately above the lowest of such announced Debt Ratings.  Any change in the Applicable Percentage shall be effective (a) as to any increase in the Debt Rating, as of the Business Day on which the increase in the applicable Debt Rating is announced or is made publicly available, and (b) as to any decrease in the applicable Debt Rating, as of the Business Day on which the decrease in the applicable Debt Rating is announced or is made publicly available.  If the rating systems of S&P or Moody’s shall change, or if all of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the Debt Rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitments in accordance with the terms of this Agreement.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and if such day relates to any interest rate settings as to any LIBOR Rate Loan, any funding, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) in the case of any other Person, any similar ownership interests and (f) with respect to the foregoing items (a) through (e), any and all warrants or options to purchase any of the foregoing.

“Change in Control” means (a) an event or series of events by which (i) any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Existing Shareholders shall obtain ownership or control in one or more series of transactions involving the Capital Stock of the Borrower representing more than fifty percent (50%) of Capital Stock of the Borrower ordinarily entitled to vote in the election of members of the board of directors of the Borrower or (ii) there shall have occurred under any indenture or other instrument evidencing any Indebtedness in excess of $100,000,000 any “change in control” or a similar triggering event under a provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein for cash or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of Directors of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing” has the meaning granted in the Stock Purchase Agreement.

“Closing Date” means the date on which both (i) the Effective Date shall have occurred and (ii) the date the “Initial Closing Date” occurs under the Stock Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Commitment” means (a) as to any Lender, the obligation of such Lender to make Loans at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 hereto.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated as of August 7, 2009, from Barclays Bank PLC, Citicorp North America, Inc., Credit Suisse, Cayman Islands Branch and Banc of America Bridge, LLC to BlackRock, Inc.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with, except as otherwise set forth herein, applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (iv) extraordinary, unusual or otherwise non-recurring charges and losses (including from discontinued operations), (v) expenses under the Borrower’s and its Subsidiaries’ retention and incentive plans or otherwise that are  actually, directly or indirectly, funded by any of the Existing Shareholders, and (vi) compensation and professional fees incurred in connection with the SSR Acquisition, the Merrill Lynch Investment Managers Transaction and the Acquisition, less (c) extraordinary, unusual or otherwise non-recurring gains (including from discontinued operations).  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Borrower and the Administrative Agent, to include, as of the first day of any applicable period, any acquisition closed during such period, including, without limitation, (A) adjustments reflecting any non-recurring costs and any extraordinary expenses of any acquisition closed during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent and (B) the Consolidated EBITDA and Consolidated Total Funded Indebtedness attributable to the Acquisition.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Interest Rate Contracts) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for such period, including the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to clauses (a) and (b) below, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (b) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period and (b) the net income (if positive) of any Material Subsidiary that is a Domestic Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not during the entirety of any such period of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a Consolidated basis without duplication, the sum of the following calculated, and only to the extent set forth on their consolidated balance sheet as a liability, in accordance with GAAP:

(a)           all indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements to the extent the foregoing are characterized as indebtedness in accordance with GAAP), except trade payables arising in the ordinary course of business;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Consolidated Total Funded Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)           all obligations of any such Person to redeem, repurchase, exchange or defease, with cash, any Capital Stock of such Person;

(f)           all Guaranty Obligations of any such Person; and

(g)           amounts advanced or otherwise paid (without duplication) to the Borrower or any of its Material Subsidiaries in connection with any Permitted Securitization;

less, the aggregate amount of “Consolidated Total Funded Indebtedness” described in clauses (a) through (g) above of any Material Subsidiary that is a Domestic Subsidiary whose net income is excluded from the calculation of “Consolidated Net Income” of the Borrower and its Subsidiaries during any applicable period of determination pursuant to clause (b) of the definition of “Consolidated Net Income”;

less the Unrestricted Cash as reflected on the Consolidated balance sheet of the Borrower (determined in accordance with GAAP) as of the last day of any applicable period of determination.

For all purposes hereof, the Consolidated Total Funded Indebtedness of any Person shall include the Consolidated Total Funded Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Consolidated Total Funded Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  For the avoidance of doubt, Consolidated Total Funded Indebtedness shall not include any obligations or liabilities arising under or in connection with any annuities, insurance policies, insurance contracts or any other similar agreements.

“Debt Rating” means, as of any date of determination, the Borrower’s counterparty credit rating as determined by S&P or Moody’s, as appropriate.

“Debt Transactions” means any incurrence by the Borrower of bank or institutional loans or issuance by the Borrower of any debt (including hybrid or convertible debt securities), other than (i) any amounts drawn under the Existing Revolving Credit Facility (including amounts drawn pursuant to any increase in the “Aggregate Commitments” thereunder in an amount up to $500,000,000, provided that amounts drawn as a result of an increase of “Aggregate Commitments” in excess of $500,000,000 shall be considered a Debt Transaction) and (ii) commercial paper issued by the Borrower in an amount which does not exceed the available undrawn Aggregate Commitments under the Existing Revolving Credit Facility.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition required by Section 10.1, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation Matters” shall have the meaning assigned thereto in Section 5.1(j).

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Effective Date” means the Business Day upon which each condition described in Section 4.2 shall be satisfied or waived in all respects in a manner acceptable to each of the Lenders in their sole discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is established or maintained by the Borrower or any Subsidiary or (b) with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, has at any time within the preceding six (6) years been established or maintained by the Borrower, any Subsidiary or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Transaction” means any issuance of the Borrower of any hybrid or convertible equity securities or preferred or common equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, with respect to any LIBOR Rate Loan, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition required by Section 10.1, has been satisfied.

“Excess Equity Proceeds” means the Net Proceeds of any Equity Transaction  received by Borrower on or after the Transaction Announcement Date to the extent the amount of such Net Proceeds in the aggregate exceeds $3,100,000,000.

“Excluded Subsidiary” shall mean (i) any investment fund or other investment vehicle which the Borrower or any of its Affiliates participates in as an investor (including for warehousing, seeding or other purposes), or acts for as a managing member, adviser, manager, co-manager or any comparable position, or any entity intended to be or becoming any of the foregoing (any such entity, an “Investment Fund”), (ii) any entity in which the Borrower or any of its Affiliates invests excess cash and which is not intended to be or become an operating subsidiary (any such entity, an “Investment Entity”), (iii) any Subsidiary of such Investment Fund or Investment Entity and (iv) any entity whose primary purpose is to acquire investments of any nature whatsoever pending their transfer to an Investment Fund.  For the avoidance of doubt, each Excluded Subsidiary shall not be subject to any of the covenants contained in Article IX hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or net profits (however denominated), and franchise taxes imposed on it (in lieu of income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a

Change in Law) to comply with Section 3.11(e) other than due to a change in law as provided in Section 3.11(e).

“Existing Revolving Credit Facility” means the Five-Year Revolving Credit Agreement dated August 22, 2007, by and among BlackRock, Inc., Wachovia Bank, National Association, as administrative agent and the other parties thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time).

“Existing Shareholders” means The PNC Financial Services Group, Inc., Merrill Lynch & Co., Inc. and their respective Affiliates.

 “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding or (b) the making of or participation in any Loan by such Lender, as the context requires.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means the separate fee letter agreements executed by the Borrower and the Administrative Agent and/or certain of its affiliates, and (in the case of the upfront fee) the Lenders, dated as of June 16, 2009, and August 7, 2009, respectively.

 “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of any such Person entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)           all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements to the extent the foregoing are characterized as indebtedness in accordance with GAAP), except trade payables arising in the ordinary course of business;

(c)           the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

(e)           all Guaranty Obligations of any such Person;

(f)           all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit including, without limitation, and banker’s acceptances issued for the account of any such Person, other than such letters of credit, acceptances or similar extensions of credit that (i) do not support obligations for borrowed money and (ii) are not drawn upon (or, if drawn upon, are reimbursed within five (5) Business Days following payment thereof);

(g)           all obligations of any such Person to redeem, repurchase, exchange or defease, with cash, any Capital Stock of such Person; and

(h)           all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  For the avoidance of doubt, Indebtedness shall not include any obligations or liabilities arising under or in connection with any annuities, insurance policies, insurance contracts or any other similar agreements.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Interest Period” has the meaning assigned thereto in Section 3.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

 “Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on the Reuters Page LIBOR01, or its successor page, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Page LIBOR01, or its successor page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means with respect to any LIBOR Rate Loan, a rate per annum (rounded to the nearest 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance in the nature of security of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Revolving Credit Note, as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans and “Loan” means any of such Loans.

“Material Adverse Effect”  means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the ability of the Borrower to perform its obligations under the Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower that, as of any date of determination, either (a) accounts for ten percent (10%) or more of the revenue of the Borrower on a Consolidated basis or (b) owns assets with a fair market value in excess of ten percent (10%) of the total assets of the Borrower on a Consolidated basis, in each case as determined by reference to the Borrower’s most recently completed annual audited financial statements and on a consistent basis with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended.

“Maturity Date” means the earliest to occur of (a) the 364th day following the Closing Date, (b) the date of termination by the Borrower pursuant to Section 2.4, or (c) the date of termination pursuant to Section 10.2(a).

“Merrill Lynch Investment Managers Transactions” means (i) the transactions contemplated by the Merrill Lynch Merger Agreement and (ii) the related restructuring of the capitalization and alignment of the direct and indirect Subsidiaries of the Borrower.

“Merrill Lynch Merger Agreement” means the Transaction Agreement and Plan of Merger, dated as of February 15, 2006, by and among BlackRock, Inc. (formerly known as New Boise, Inc.), BlackRock Merger Sub., Inc. (formerly known as Boise Merger Sub, Inc.), BlackRock Holdco 2, Inc. (formerly known as BlackRock, Inc.) and Merrill Lynch & Co., Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Hedging Obligations” means, as of any date, in respect of any Hedging Agreement, the Termination Value of any such Hedging Agreement on such date.

“Net Proceeds” means the aggregate cash proceeds received by Borrower in respect of any Debt Transaction or Equity Transaction, net of the direct costs relating to such Debt Transaction or Equity Transaction, including, without limitation, legal, accounting and investment banking fees and expenses incurred directly as a result thereof.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.2(c).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.3(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, the head of business finance or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“PATRIOT Act” has the meaning assigned thereto in Section 4.2(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

“Permitted Securitization” shall mean any sales or other transfers from time to time by the Borrower or its Material Subsidiaries of all or any portion of its receivables in one or more securitization transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Barclays Bank as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Qualifying Commercial Paper” means commercial paper issued by the Borrower the proceeds of which were used by the Borrower solely to (i) fund the Acquisition in lieu of drawing Loans under this facility, (ii) refinance Revolving Credit Loans drawn at a Closing to fund the Acquisition, or (iii) refinance commercial paper the proceeds of which were used solely to refinance the commercial paper described in clauses (i) or (ii).

“Register” has the meaning assigned thereto in Section 12.10(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date, any combination of Lenders who hold in aggregate more than fifty percent (50%) of the Aggregate Commitment or, if the Agreement has been terminated pursuant to Section 10.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided, further, that at and following Closing, for so long as more than fifty percent (50%) of the Aggregate Commitments are held by one Lender, “Required Lenders” means, at any date, any combination of Lenders who hold in aggregate more than sixty-six and two-thirds percent (66.66%) of the Aggregate Commitment or, if the Credit Facility has been terminated pursuant to Section 10.2, any combination of Lenders holding more than sixty-six and two-thirds percent (66.66%) of the aggregate Extensions of Credit, except with respect to any amendments, waivers or consents relating to the conditions precedent set forth in Article IV, for which the applicable percentage shall be more than fifty percent (50%).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, head of business finance or treasurer of the Borrower or any other officer of the Borrower proposed by the Borrower and reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible

Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lender” means any Lender with a Commitment to make Revolving Credit Loans hereunder.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, or (iv) a person or entity resident in or determined to be resident in a country that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SSR Acquisition” means the transactions contemplated by the Stock Purchase Agreement, dated as of August 25, 2004, among MetLife, Inc., Metropolitan Life Insurance Company, SSRM Holdings, Inc., BlackRock, Inc. and BlackRock Financial Management, Inc.

“Solvent” means with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction then contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts at maturity; and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition (including, without limitation, clause (ii)), (A) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) as determined by such Person in good faith; and (B) the “present fair saleable value…of assets”, “property, at fair valuation” and words of similar import shall mean the value, as determined by such Person in good faith, of its business as a going concern (it being agreed that, for purposes of making any such determination, such Person may value the portion of its business consisting of Transferred Equity Interests at the price payable pursuant to the Stock Purchase Agreement).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated June 16, 2009, by and among Barclays Bank, Borrower and the other parties thereto.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled, directly or indirectly, by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided, however, that a Subsidiary shall not include any Excluded Subsidiary.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Transaction Announcement Date” means June 11, 2009, which is the date on which with Acquisition was announced.

“Transferred Entities” has the meaning granted in the Stock Purchase Agreement.

“Transferred Equity Interests” has the meaning granted in the Stock Purchase Agreement.

“Unrestricted Cash” means all cash of the Borrower and its Subsidiaries that are Domestic Subsidiaries (i) that is not subject to a Lien (other than banker’s or similar liens) or (ii) the use of such cash by the Borrower or any such Subsidiary is not restricted by Applicable Law.

Section 1.2         Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3         Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.4         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5         References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.6         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

REVOLVING CREDIT FACILITY

Section 2.1         Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time during the Availability Period as requested by the

Borrower in accordance with the terms of Section 2.2; provided, that, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested and the use thereof) shall not exceed an amount equal to the Aggregate Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Revolving Credit Lender to the Borrower shall not at any time exceed such Revolving Credit Lender’s Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date; provided that Borrower may only reborrow Revolving Credit Loans to the extent the proceeds of the borrowings are used solely to refinance Qualifying Commercial Paper.

Section 2.2          Procedure for Advances of Revolving Credit Loans.

(a)           Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) or telephonic notice (followed by prompt delivery of such Notice of Borrowing) not later than 11:00 a.m. New York time (i) on the same Business Day as each Base Rate Loan including such Base Rate Loans borrowed to refinance Qualifying Commercial Paper and (ii) on or prior to the third (3rd) Business Day before each LIBOR Rate Loan, specifying (A) the date of such borrowing, which shall be a Business Day, (B) whether such Loan shall be a LIBOR Rate Loan or a Base Rate Loan, (C) the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment, then available to the Borrower, or if less, in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after the time set forth above shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving Credit Loans.  Not later than 1:00 p.m. (New York time) on the proposed borrowing date for any Revolving Credit Loan, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds in Dollars immediately available to the Administrative Agent, such Revolving Credit Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.

(c)           Account Designation.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 3.7 hereof, the

Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Commitment Percentage of such Revolving Credit Loan.

Section 2.3          Repayment and Prepayment of Revolving Credit.

(a)           Repayment on Maturity Date.  The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full in Dollars on the Maturity Date, together with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments.

   (i)           Aggregate Commitment.  If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Aggregate Commitment, then, in each such case, the Borrower shall within four (4) Business Days of receipt of a notice of such excess from the Administrative Agent (I) first, if (and to the extent) necessary to eliminate such excess, repay outstanding Revolving Credit Loans which are Base Rate Loans by the amount of such excess (and/or reduce any pending request for such Loans on such day by the amount of such excess) and (II) second, if (and to the extent) necessary to eliminate such excess, repay LIBOR Rate Loans by the amount of such excess (and/or reduce any pending requests for a borrowing or conversion of such Loans submitted in respect of such Loans on such day by the amount of such excess).

   (ii)           Financing Transactions.  Within three (3) Business Days after the Borrower receives any Net Proceeds from any Debt Transaction, or any Excess Equity Proceeds (but in each case only to the extent received on or after the date hereof), (x) Borrower shall prepay any amounts currently outstanding under the Revolving Credit Loans with such Net Proceeds or such Excess Equity Proceeds, as the case may be; and (y) (except in the case of the receipt of proceeds of Qualifying Commercial Paper) the Aggregate Commitment shall be permanently reduced in an amount equal to the Net Proceeds of any such Debt Transaction or Excess Equity Proceeds.

   (iii)           Compliance and Payments.  The Borrower’s compliance with this Section 2.3(b) shall be tested from time to time by the Administrative Agent at its sole discretion.  Each such repayment pursuant to this Section 2.3(b) shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

(c)           Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) or telephonic notice (followed by prompt delivery of such Notice of Prepayment) given not later than 11:00 a.m. New York time (i) on the same Business

Day as each repayment of a Base Rate Loan and (ii) on the third (3rd) Business Day before each repayment of a LIBOR Rate Loan, specifying (A) the date of prepayment, (B) the amount of prepayment, and (C) whether the prepayment is of LIBOR Rate Loans or Base Rate Loans.  Upon receipt of such notice, the Administrative Agent shall promptly notify each applicable Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  A Notice of Prepayment received after the applicable time stated above shall be deemed received on the next Business Day.  Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

(d)           Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 3.9 hereof.

(e)           Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.3 shall affect any of the Borrower’s obligations under any Hedging Agreement.

Section 2.4          Permanent Reduction of the Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to, without premium or penalty, permanently (i) terminate the entire Aggregate Commitment at any time or (ii) reduce portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate amount of all outstanding Revolving Credit Loans so such Loans do not exceed the Aggregate Commitment as so reduced.  Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and shall result in the termination of the Aggregate Commitment and the Revolving Credit Facility.  If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9(c) hereof.

Section 2.5           Termination of Credit Facility.  The Credit Facility shall terminate on the Maturity Date.

ARTICLE III

GENERAL LOAN PROVISIONS

Section 3.1          Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Percentage or (B) the LIBOR Rate plus the Applicable Percentage (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders against any loss or expense which may arise or be attributable to such Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan due to any failure of the Borrower to borrow on the date specified therefore in the initial Notice of Borrowing).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.  Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.2 or 3.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1) week, one (1) month, two (2) months, three (3) months or six (6) months, or, if agreed to by all Lenders, a period of less than thirty (30) days but more than one (1) week, or a period of nine (9) or twelve (12) months; provided that:

   (i)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

   (ii)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

   (iii)          any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

   (iv)           there shall be no more than ten (10) Interest Periods in effect at any time.

(c)           Default Rate.  Subject to Section 10.3, as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default under Section 10.1(a) or (b), (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) the principal amount of all past due LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all past due Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign.

(d)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2010; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  Interest on LIBOR Rate Loans, Base Rate Loans based on the Federal Funds Rate, and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans based on the Prime Rate shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

(e)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder or under any other Loan Document in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any

Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 3.2         Notice and Manner of Conversion or Continuation of Revolving Credit Loans.  Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans.  Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) or telephonic notice (followed by prompt delivery of such Notice of Conversion/Continuation) not later than 11:00 a.m. (New York time) three (3) Business Days before the day on which a proposed conversion of such Loan is to be effective specifying (A) the Revolving Credit Loans to be converted and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion (which shall be a Business Day), (C) the principal amount of such Revolving Credit Loans to be converted, and (D) the Interest Period to be applicable to such converted LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of such Notice of Conversion/Continuation.

Section 3.3          Fees.

(a)           Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Percentage on the average daily unused portion of the Commitments.  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2010, and on the Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Lenders’ respective Commitment Percentages.

(b)           Other Fees.  The Borrower agrees to pay any fees set forth in the Fee Letters.

Section 3.4          Manner of Payment.

(a)           Revolving Credit Loans.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the applicable Lenders under this Agreement shall be made in Dollars not later than 1:00 p.m. (New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the applicable Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (New York time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

(b)           Pro Rata Treatment.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each such Lender.  Each payment to the Administrative Agent of the upfront fees and commitment fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 3.9, 3.10, 3.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 3.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Section 3.5          Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Lender’s Revolving Credit Loans, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 3.6          Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 3.9, 3.10, 3.11 or 12.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.7          Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date or as of a proposed borrowing time, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date or time (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such proposed borrowing date or as of such proposed borrowing time in accordance with Section 2.2(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date or time a corresponding amount.  If such amount is made available to the Administrative Agent on a date or time after such borrowing date or time, as applicable, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to with respect to any Loan, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date or time to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360.  A certificate of the Administrative

Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date or time, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date or as of such borrowing time, as applicable, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date or as of such borrowing time, as applicable.  Notwithstanding anything set forth herein to the contrary, any Lender that is a Defaulting Lender shall not (a) have any voting or consent rights under or with respect to any Loan Document, except that the Commitment of such Defaulting Lender may not be increased or decreased without the consent of such Defaulting Lender, or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

Section 3.8          Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate.  If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being quoted via the Reuters Page LIBOR01, or its successor page, or offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, (A) on the last day of the then current Interest Period, to such LIBOR Rate Loan, or (B) with respect to any LIBOR Rate Loans, convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the

Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Revolving Credit Loan or continue any Revolving Credit Loan as a LIBOR Rate Loan, shall be suspended and thereafter the Borrower may select Base Rate Loans, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

Section 3.9          Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs, and excluding loss of profits or anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 3.10        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

   (i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

   (ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender, in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender); or

   (iii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower shall promptly pay to any such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender  notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.11        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Indemnified Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower (at the Borrower’s expense) to obtain a refund of such Indemnified Taxes (in cash or as a credit against another existing tax liability), the benefit of which refund shall be returned to the Borrower to the extent provided in Section 3.11(f).  A certificate as to the amount of such payment or liability (along with a copy of any applicable documents from the Internal Revenue Service or other Governmental Authority that asserts such claim as to Indemnified Taxes) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments under this Agreement to be made without withholding or at a reduced rate of withholding to the extent the relevant law or treaty provides.  In addition, any Lender, if requested in writing by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested in writing by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally required to do so):

   (i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, or

   (ii)           duly completed copies of Internal Revenue Service Form W-8ECI, or

   (iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, and

   (iv)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender reasonably determines, in its sole discretion, that it has received a refund of, or a credit with respect to, any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund or credit (only to the extent such credit is realized) (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

Section 3.12        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights and obligations under this Agreement and the related Loan

Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

   (i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.10,

   (ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

   (iii)           in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter, and

   (iv)           such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS
Section 4.1          Reserved.

Section 4.2          Conditions to Effectiveness.  The effectiveness of the facility and the obligations of the Lenders to make Loans are subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement and a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Evidence of Proceeds.  Borrower shall provide evidence that  Borrower has received debt and equity proceeds (including the proceeds of the Revolving Credit Facility, cash on hand, drawings under the Existing Revolving Credit Facility and the cash proceeds of equity investments in the Borrower prior to Closing) sufficient to pay the amounts to be paid by Borrower at the relevant Closing.

(c)           Simultaneous Consummation.  The initial Closing shall be consummated simultaneously with the initial extension of credit (or, if Loans are not being used to finance the Acquisition, the effectiveness of this facility) and in accordance with the terms of the Stock Purchase Agreement (provided that if any commitment is assigned to or held by any Lender other than Barclays Bank PLC, no waiver, amendment, supplement or modification shall have been made to the Stock Purchase Agreement that is material and adverse to the interests of such other Lenders.)

(d)           Pro forma Financial Statements. The Administrative Agent shall have received pro forma income statements for the past fiscal year and the most recent interim period, and a pro forma balance sheet at the end of the most recent interim period (provided that Barclays Bank PLC has provided the financial information for the Transferred Entities for such fiscal year and interim period set forth in Section 6.28 of the Stock Purchase Agreement to Borrower no later than forty-five (45) days prior to Closing).

(e)           Effectiveness Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

   (i)           Officer’s Certificate of the Borrower.  A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents (other than the representations and warranties set forth in Section 5.1(e), 5.1(f) and 5.1(j)) are true, correct and complete  in all material respects as if made on such date, except to the extent that any such representation or warranty relates to an earlier specific date in which case such representation and warranty shall be true and correct as of such earlier date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions set forth in Section 4.2.

   (ii)           Certificate of Secretary of the Borrower.  A certificate of a Responsible Officer of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, (B) the bylaws of the Borrower as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors of the Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.2(e)(iii).

   (iii)           Certificates of Good Standing.  Certificates as of a recent date of the good standing of the Borrower under the laws of the State of Delaware and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes except for those being contested in good faith pursuant to Section 5.1(e).

   (iv)           Opinions of Counsel.  Favorable opinions of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Loan Documents and such other matters as the Lenders shall reasonably request.

   (v)           Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 3.11(e).

(f)           Consents; Defaults.

   (i)           Governmental and Third Party Approvals.  The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or the transactions contemplated by the Loan Documents or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have a Material Adverse Effect.

   (ii)           No Injunction, Etc.  Except for the Disclosed Litigation Matters (as defined in Section 5.1(j)), no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, which could reasonably be expected to have a Material Adverse Effect.

(g)           Financial Matters.

   (i)           Financial Statements.  The Lenders shall have received the most recent audited Consolidated financial statements, and the unaudited Consolidated financial statements for the fiscal quarter ended sixty (60) days or more before the Closing Date, in each case of the Borrower and its Subsidiaries prepared in accordance with GAAP.

   (ii)           Payment at Closing; Fee Letters. The Borrower shall have paid to the Administrative Agent and the Lenders the accrued and unpaid fees due and set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(h)           Bank Regulatory Information.  At least ten (10) days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)).

(i)           Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

(j)           Initial Extensions of Credit.  If the Borrower uses the Loans to fund the Acquisition, the conditions to effectiveness shall be satisfied on the same date as the initial extensions of credit.

Section 4.3          Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Article V shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, and except for the representations and warranties contained in Section 5.1(e), 5.1(f) and 5.1(j).

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) with respect to any amounts to be borrowed on the Closing Date, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

Section 4.4          Closing Date.  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 5.1         Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

(a)           Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified or in good standing or the failure of any such Subsidiary to be so organized or existing could not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization of Agreement, Loan Documents and Borrowing.  The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower of the Loan Documents,

in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval relating to the Borrower where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) violate any Applicable Law relating to the Borrower except where such violation could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with, result in a breach of or constitute a default under the articles of incorporation or bylaws of the Borrower, (iv) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower is a party or by which any of its properties may be bound or any Governmental Approval relating to the Borrower, which could reasonably be expected to have a Material Adverse Effect, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or (vi) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents which have been obtained or made and are in full force and effect or for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, all Environmental Laws and the PATRIOT Act) relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case under this subsection (d) where the failure to have, comply, file or retain could not reasonably be expected to have a Material Adverse Effect.

(e)           Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable except for (i) those that are being diligently contested in good faith by appropriate proceedings and for which the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP and (ii) filings, taxes and charges as to which the failure to make or pay could not reasonably be expected to have a Material Adverse Effect.

(f)           ERISA.

   (i)           Except as set forth on Schedule 5.1(f) or as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder except for any required amendments for which the remedial amendment period as defined in Section 401(b) or other applicable provision of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect;

   (ii)           As of the Closing Date, no Pension Plan has been terminated that could reasonably be expected to result in a Material Adverse Effect, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan; and

   (iii)           Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code.

(g)           Margin Stock.  The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans will be used in a manner which violates the provisions of Regulation T, U or X of such Board of Governors.

(h)           Government Regulation.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and the Borrower is not, nor after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur the indebtedness or consummate the transactions contemplated hereby.

(i)           Financial Statements.  The (i) audited financial statements delivered pursuant to Section 4.2(d) and (ii) unaudited financial statements delivered pursuant to Section 4.2(d), are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes and material commitments, in each case, to the extent required to be disclosed under GAAP.

(j)           Litigation. Except for matters existing on the Closing Date and set forth on Schedule 5.1(j) or disclosed in any filings made with the SEC prior to the Closing Date (collectively with Schedule 5.1(j), the “Disclosed Litigation Matters”), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that has had or could reasonably be expected to have a Material Adverse Effect.

(k)          Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default.

(l)           OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(m)          Disclosure.  No financial statement, material report, material certificate or other material information delivered pursuant to Article VI hereunder, taken together as a whole with all SEC filings made from time to time by the Borrower, by or on behalf of the Borrower or any of its Subsidiaries contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(n)           Solvency.  After giving effect to the consummation of the Acquisition (to the extent consummated at such date in accordance with the Stock Purchase Agreement) and any borrowings undertaken in connection therewith (including drawings under this Revolving Credit Facility) and taking into account any rights of contribution, the Borrower and each of its Subsidiaries are and shall be Solvent.

Section 5.2         Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate delivered by the Borrower pursuant hereto, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VI

FINANCIAL INFORMATION AND NOTICES

Until all the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Borrower will furnish or cause to be furnished to the Administrative Agent  (and the Administrative Agent shall promptly furnish or cause to be furnished to the Lenders) at the Administrative Agent’s Office at the address set forth in Section 12.1, or such other office as may be designated by the Administrative Agent from time to time:

Section 6.1          Financial Statements.

(a)           Quarterly Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 6.1(a).

(b)           Annual Financial Statements.  As soon as practicable and in any event within one hundred fifty (150) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by an independent certified public accounting firm, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 6.1(b).

Section 6.2         Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Section 6.1(a) or (b), an Officer’s Compliance Certificate.

Section 6.3         Other Reports. Promptly upon request, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 6.4          Notice of Litigation and Other Matters.  Promptly after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of:

(a)           the occurrence of any Default;

(b)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that could reasonably be expected to have a Material Adverse Effect; and

(c)           any announcement by S&P or Moody’s of any change in a Debt Rating.

Section 6.5         Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VI or any other provision of this Agreement, shall, at the time the same is so furnished and when taken together as a whole with all SEC filings made from time to time by the Borrower, comply with the representations and warranties set forth in Section 5.1(m).

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.2, the Borrower will, and will cause each of its Subsidiaries to:

Section 7.1         Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 9.2, preserve and maintain its separate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain authorized to do business in each jurisdiction in which it is required to do so, except, in each case (other than the existence of the Borrower), where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 7.2         Maintenance of Property.  Protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, except, in each case, for such failures that could not reasonably be expected to have a Material Adverse Effect.

Section 7.3         Insurance.  Maintain insurance with financially sound and reputable insurance companies or, if the Borrower deems it consistent with prudent business practices, maintain self-insurance, in either case, against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and from time to time deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance provider, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.4         Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 7.5         Payment of Taxes.  Pay and perform all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property to the extent the failure to pay any such item (either individually or together with all other such unpaid items)

could reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such item in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 7.6          Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws (including without limitation, all Environmental Laws, ERISA and the PATRIOT Act) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.7          Visits and Inspections.  Permit representatives of the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; and inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; provided, that, unless an Event of Default shall have occurred and be continuing, (a) any inspection shall be at the Administrative Agent’s own expense and (b) such inspections, visitations and/or examinations shall be limited to once during any calendar year.

Section 7.8          Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit solely to finance the Acquisition or to refinance Qualifying Commercial Paper.

Section 7.9          Most Favored Nation Status.  The Borrower agrees that to the extent the Existing Revolving Credit Facility is amended, modified, supplemented, restated, amended and restated or replaced with terms more favorable in any respect to the lenders thereunder than the corresponding terms provided in this Agreement, or to the extent the Borrower enters into a credit facility the proceeds of which are used to refinance the Existing Revolving Credit Facility or this Agreement and which contain terms more favorable in any respect to the lenders thereunder, the Borrower shall promptly notify the Lenders of the document or documents setting out such more favorable terms.  Upon the Administrative Agent’s request, the Borrower, the Lenders and the Administrative Agent shall within ten (10) Business Days amend this Agreement to reflect such favorable terms (or to include terms that the Lenders are satisfied in their sole discretion have substantially the same effect as the favorable terms).

ARTICLE VIII

FINANCIAL COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

Section 8.1          Leverage Ratio.  As of any fiscal quarter end, permit the Consolidated Leverage Ratio to be greater than 3.00 to 1.00.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Loans and accrued Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.2, the Borrower has not and will not:

Section 9.1         Limitations on Liens.  Permit the Borrower or any Material Subsidiary to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock of any other Person), real or personal, whether now owned or hereafter acquired, as security for Indebtedness, except:

(a)           Liens existing on any asset of any Person at the time such Person becomes a Material Subsidiary or is merged or consolidated with or into a Material Subsidiary which (i) were not created in contemplation of or in connection with such event and (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary;

(b)           (x) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 9.1 and (y) other Liens existing on the Closing Date that secure Indebtedness existing on the date hereof the aggregate outstanding principal amount of which does not exceed $50,000,000;

(c)           Liens securing Indebtedness (a) of any Material Subsidiary owed to the Borrower, any Subsidiary or any Excluded Subsidiary or (b) incurred or assumed to finance the acquisition, construction or improvement of any asset, including, without limitation, purchase money Liens and Liens evidencing equipment financings and equipment leases;

(d)           cash deposits and securities securing obligations in respect of Hedging Agreements;

(e)           any extension, renewal or replacement of any Lien permitted by clauses (a) through (d); provided that (i) the Liens permitted under this clause shall not (A) secure any Indebtedness other than the Indebtedness that was secured by the Lien being extended, renewed or replaced (or Indebtedness extending, renewing or replacing such Indebtedness as permitted hereunder) and (B) be extended to cover any property that was not encumbered by the Lien being extended, renewed or replaced; and (ii) the principal amount of Indebtedness secured by the Lien permitted by this clause shall not be increased over the principal amount of such Indebtedness immediately prior to such extension, renewal or replacement;

(f)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds related to such judgments;

(g)           Liens on assets of any Material Subsidiary that is not a Domestic Subsidiary;

(h)           Liens or rights of set-off in favor of a bank or financial institution in respect of a bank account maintained with such bank or financial institution;

(i)           Liens granted in respect of any Permitted Securitization; and

(j)           Liens not otherwise permitted hereunder securing outstanding Indebtedness not at any time exceeding in the aggregate $300,000,000.

Section 9.2         Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           any Subsidiary of the Borrower may be merged or consolidated or enter into any similar combination with or into the Borrower or any Subsidiary of the Borrower (provided that the Borrower shall be the continuing or surviving Person of any such merger, consolidation or similar combination to which it is a party);

(b)           any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets in respect of a liquidation to the Borrower or any Subsidiary;

(c)           the Borrower or any Subsidiary of the Borrower may merge, consolidate or enter into any similar combination with or into another Person (other than the Borrower) in connection with an acquisition so long as the survivor of such merger, consolidation or similar combination is the Borrower or any such Subsidiary thereof;

(d)           any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary of the Borrower; and

(e)           mergers, consolidations or similar combinations of a Subsidiary of the Borrower with a third-party as part of a sale or other disposition of all or any part of such Subsidiary not prohibited by Section 9.3 hereof.

Section 9.3         Sale of All or Substantially All Assets.  Sell, lease, transfer or otherwise dispose of all or substantially all of its assets, in each case for the Borrower and its Subsidiaries taken as a whole, unless any such sale, lease, transfer or other disposition is made on an arms-length basis for fair consideration (as reasonably determined by the Borrower).

Section 9.4         Nature of Business.  Engage, together with its Subsidiaries, in any business as their principal lines of business, taken as a whole, other than the principal lines of business engaged in by the Borrower and its Subsidiaries, taken as a whole, on the date hereof and similar or related businesses.

ARTICLE X

DEFAULT AND REMEDIES

Section 10.1       Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal of Loans.  The Borrower shall default in any payment of principal of any Loan when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 6.1, 6.2, 6.4(a) or Article VIII, and, in the case of a default in the performance or observance of any covenant or agreement contained in Article IX, such default shall continue for a period of ten (10) Business Days.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)           Hedging Agreement.  The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owed by the Borrower as a result thereof exceeds $100,000,000.

(g)           Indebtedness Cross-Default; Indebtedness Cross-Acceleration.  The Borrower shall (i)  fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Loans) the aggregate outstanding amount of which is in excess of $100,000,000 and such failure to pay shall continue for a period beyond the greater of (x) any period of grace provided with respect thereto and (y) a period of three (3) Business Days or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Loans) the aggregate outstanding amount of which Indebtedness is in excess of $100,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)           Change in Control.  Any Change in Control shall occur.

(i)           Voluntary Bankruptcy Proceeding.  The Borrower or any Material Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)           Failure of Agreements.  Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower party thereto or any such Person shall so state in writing.

(l)           Termination Event.  The occurrence of any of the following events:  (i) an accumulated funding deficiency in excess of $100,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (ii) a Termination Event or (iii) Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000,000.

(m)          Judgment.  A judgment or order for the payment of money which causes the aggregate amount, not covered by any indemnifications by “Seller” under the Stock Purchase Agreement or insurance (which such insurance coverage has not been denied in writing), of all such judgments to exceed $100,000,000 in any Fiscal Year shall be entered against the Borrower by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of forty-five (45) consecutive days after the entry thereof.

Section 10.2       Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Facilities.  Terminate the Commitments and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

Section 10.3       Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the  Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

Section 10.4       Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit commissions payable under Section 3.3(a)) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Section 10.5       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3 and 12.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 12.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1       Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Barclays Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

Section 11.2       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.3       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.4       Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.6        Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, that, in any such case (except when an Event of Default has occurred and is continuing) is reasonably satisfactory to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications (including the Borrower’s reasonable satisfaction, except when an Event of Default has occurred and is continuing) set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.7        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.8        No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.1        Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages).  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested; provided, that any notice given pursuant to Article X shall be effective only if delivered by hand or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Ann Marie Petach, Managing Director and Chief Financial Officer Telephone No.: (212) 810-8386 Telecopy No.: (212) 810-8765

With copies to:	BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Robert P. Connolly, Esquire, General Counsel Telephone No.: (212) 810-3743 Telecopy No.: (212) 810-3744

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 Attention: Amy Engel, Managing Director and Treasurer Telephone No.: (212) 810-5547 Telecopy No.: (212) 810-8765

If to Barclays Bank PLC as Administrative Agent:	Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attention: David Barton, Director Telecopy No.: (212) 412-7600 Telephone No.: (212) 526-9870 Email: Davide.Barton@barcap.com

With copies to:	Barclays Capital Services LLC 70 Hudson Street New York Metro Campus Jersey City, NJ 07302 Attention: May Wong Telecopy No.: (201) 499-3367 Telephone No.: (973) 576-3014 Email: May.Wong@barcap.com

If to any Lender:	To the address set forth for such Lender on the Register

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

Section 12.2        Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender without the written consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan  or (subject to clause (ii) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(c) during the continuance of an Event of Default;

(d)           change Section 3.4, 3.6 or 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.3        Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent (including the fees, charges and disbursements of any counsel for the Administrative Agent) in connection with the enforcement or protection of the rights of the Administrative Agent and/or the other Lenders (A) in connection with this Agreement and the other Loan Documents, including their respective rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and invoiced out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related reasonable and invoiced out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the Commitment Letter, the Fee Letter(s) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, or (iv) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys’ and consultants’ fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.7.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

Section 12.4        Right of Setoff.

(a)           If an Event of Default under Section 10.1(a), (b), (i) or (j) shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           Each Lender and any assignee of such Lender in accordance with Section 12.10 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to Section 12.4(a).

Section 12.5        Governing Law.

(a)           Governing Law.  This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 and 5-1402 of the General Obligation Law of the State of New York, without reference to any other conflicts or choice of law principles thereof.

(b)           Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York, New York and of the United States District Court sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 12.6        Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.7        Reversal of Payments.  To the extent the Borrower makes any payment to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Administrative Agent.

Section 12.8        Injunctive Relief; Punitive Damages.

(a)           The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Administrative Agent, the Lenders and the Borrower hereby agree that no such Person shall have a remedy of special, indirect, punitive or consequential damages against any other party to a Loan Document and each such Person hereby waives any right or claim to special, indirect, punitive or consequential damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

Section 12.9        Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 12.10      Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

  (i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

  (ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

  (iii)           any assignment must be approved (such approval not to be unreasonably withheld) by the Administrative Agent and the Borrower; provided that (a) no consent by the Borrower or Administrative Agent shall be required if the proposed assignee is itself a Lender with a Commitment or an Affiliate thereof (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (b) no consent by the Borrower shall be required if such assignment occurs during the continuance of an Event of Default; and

  (iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to the acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York (or such other office notified to the Lenders and the Borrower), a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 12.2 that directly affects such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  No Participant shall be entitled to the benefits of Section 12.4.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10 and 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.11     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries, the Excluded Subsidiaries, the Existing Shareholders or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the

Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12     Performance of Duties.  The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

Section 12.13    All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

Section 12.14     Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 12.15     Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 12.16     Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.17     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

Section 12.18     Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 12.19     Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 12.20     Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.21     USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

Section 12.22     Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that, other than for purposes of Article X, any provision of the other Loan Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or the Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           The Borrower expressly acknowledges and agrees that each covenant contained in Article VII, VIII, or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Article VII, VIII, or IX if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Article VII, VIII, or IX.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BLACKROCK, INC., as Borrower

By:	/s/ Ann Marie Petach
	Name:	Ann Marie Petach
	Title:	Managing Director and Chief Financial Officer

CREDIT AGREEMENT

AGENTS AND LENDERS:

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

CREDIT AGREEMENT

BARCLAYS BANK PLC, as Lender

By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

CITICORP NORTH AMERICA, INC., as Lender

By:	/s/ Alex Duka
	Name:	Alex Duka
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

BANC OF AMERICA BRIDGE, LLC, as Lender

By:	/s/ David H. Strickert
	Name:	David H. Strickert
	Title:	Senior Vice President

CREDIT AGREEMENT